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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2013

BALLY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-31558 (Commission File Number)	88-0104066 (IRS Employer Identification No.)
6601 S. Bermuda Rd. Las Vegas, Nevada (Address of Principal Executive Offices)		89119 (Zip Code)

Registrant's telephone number, including area code: (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        On August 27, 2013, the Company entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the "Amendment") with Bank of America, N.A., as administrative agent (the "Agent") and the other lenders party thereto. The Amendment amended the Second Amended and Restated Credit Agreement dated as of April 19, 2013, among the Company, the Agent and the other lenders party thereto to, among other things: (i) permit the acquisition of SHFL entertainment, Inc. ("SHFL"), (ii) allow for an incremental term loan B facility in amount not exceeding $1.1 billion to be used to finance the acquisition of SHFL, (iii) allow for additional incremental facilities not exceeding $250 million plus an additional amount such that, on a pro forma basis, the Company's consolidated total leverage ratio would be less than 3.50 to 1.00, (iv) revise the leverage based pricing grid as described below, (v) increase the maximum permitted consolidated total leverage ratio to 4.75 to 1.0, with step-downs as set forth in the Amendment and (vi) to delete the senior secured leverage ratio covenant. The amendments to the Second Amended and Restated Credit Agreement will become effective when specified conditions precedent, including the consummation of the acquisition of SHFL, are met.

        Loans under the Second Amended and Restated Credit Agreement, as amended by the Amendment, will bear interest at a variable rate equal to either the applicable base rate or LIBOR, plus in each case an interest margin determined by the Company's consolidated total leverage ratio, with a range of base rate margins from 25 basis points to 175 basis points and a range of LIBOR margins from 125 basis points to 275 basis points.

        The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)
Exhibits

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement dated as of August 27, 2013, among Bally Technologies, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.
By:	/s/ NEIL DAVIDSON Neil Davidson Senior Vice President, Chief Financial Officer and Treasurer
Dated:	August 28, 2013

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES